                                                                EXHIBIT 10.01(u)
                                  May 7, 1999

Meridian National Corporation
Ottawa River Steel Co.
National Metal Processing, Inc.
Interstate Metal Processing, Inc.
Precise Pac, Inc.
Meridian Environmental Services, Inc.
EEC Technologies, Inc.
Environmental Purification Industries Company

c/o Meridian National Corporation
805 Chicago Street
Toledo, 01-1 43611
Attn:  William D. Feniqer, President

Gentlemen:

     Reference is made to that certain Loan and Security Agreement, dated as of December 6, 1989, by and among National Bank of Canada, a Canadian chartered bank (the "Bank") on the one hand, and, on the other hand, Meridian National Corporation, a Delaware corporation ("MNC") , Ottawa River Steel Co., an Ohio corporation ("ORS") , National Metal Processing, Inc., a Michigan corporation ("NMP") , Interstate Metal Processing, Inc., an Ohio corporation ("IMP"), Precise Pac, Inc. (f/k/a National Metal Shearing Corp.), a Michigan corporation ("PPI"), and Meridian Environmental Services, Inc., a Michigan corporation ("MES" and collectively with MNC, ORS, NMP, IMP, and PPI, the "Revolving Borrowers"), as amended by Amendment No. 1 to the Loan and Security Agreement dated March, 1990 through Amendment No. 14 to the Loan and Security Agreement dated as of May 12, 1997 (collectively, the "Loan Agreement"). Reference also is made to the "EPI Term Notes" as such term is defined in the Loan Agreement. Initial capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to such terms in the Loan Agreement.

     As you know, events have occurred, each of which either constitutes an Event of Default, or with passage of time after notice or demand would, unless cured, constitute an Event of Default (the "Current Defaults") - The Current Defaults include, among other things, the failure of the makers of the EDT Term Notes to make payment of sums due and owing thereunder, and the failure of the Revolving Borrowers to perform, keep or observe the terms and covenants set forth at. Sections 2.3(A) (Revolving Loan shall not exceed Revolving Loan Borrowing Base), 7.1(I) (required financial information), 7.1 (N) (Tangible Net Worth) , 7.1 (0) (Debt to Tangible Net

Worth Ratio), 7.1(P) (Working Capital) and 7.1(Q) (Cash Flow Ratio) of the Loan Agreement. Neither the Revolving Borrowers nor the makers of the EPT Term Notes (collectively, the "Borrowers") are able to cure any of the Current Defaults within the applicable cure periods, if any. The Bank presently has the right to accelerate the Obligations and demand immediate payment thereof, and the right to foreclose upon, take possession of, and liquidate all Collateral. The Bank has applied all Cash Collateral to reduction of the "Overadvance" (as defined hereinbelow) . The Borrowers and Bank have discussed possible restructuring of the Obligations. The Bank is investigating under what terms and conditions, if any, it may be willing to continue to provide financing to the Borrowers. Notwithstanding the foregoing, subject to the terms of this letter agreement, the Bank continues to have the unfettered right to accelerate the Obligations and enforce all of its rights and remedies.

     Borrowers have requested that the Bank forbear in the exercise and enforcement of the Bank's rights, powers and remedies under the Loan Agreement, the other Credit Documents or otherwise existing under applicable law. Borrowers also have requested that the Bank agree to permit the balance of the Revolving Loan to exceed the Revolving Loan Borrowing Base by an amount not to exceed the "Maximum Overadvance" (as such term is defined hereinbelow). Borrowers also have requested that the Bank suspend effectiveness of Section 3 of the Loan Agreement (the "Default Interest Provision") and of Sections 7.1(N), (0), (P) and (Q) of the Loan Agreement (collectively, the "Financial Covenants") . The Bank is willing to (i) forbear for the time period expressly set forth herein in the exercise and enforcement of such rights, powers and remedies, (ii) permit the balance of the Revolving Loan to exceed the Revolving Loan Borrowing Ease by an amount not to exceed the Maximum Overadvance, and (iii) suspend for the time period expressly set forth herein the effectiveness of the Default Interest Provision and the Financial Covenants, but only upon full and complete compliance and fulfillment by Borrowers of the following terms and conditions:

     1. ACKNOWLEDGMENTS. Each of Borrowers hereby acknowledges and agrees that: (a) pursuant to that certain Assignment dated as of June 1, 1998, between National Canada Finance Corp., as Assignor, and Bank, as Assignee, Bank is the successor-in-interest, assignee and owner of all right, title and interest of Bank of New England, N.A. and National Canada Finance Corp. in and to the Loan Agreement, the Obligations, the Collateral and the other Credit Documents; (b) the Current Defaults have occurred and are continuing and Borrowers are unable to cure any of such Current Defaults which have a cure period; (c) Bank has not heretofore expressly or impliedly waived any of the Current Defaults; (d) absent the effectiveness of this letter agreement, the Default Interest Provision and the Financial Covenants would be in full force and effect; (e) Bank has the right to accelerate and immediately enforce payment of all Obligations and, in connection therewith, to immediately enforce its security interests in, and liens on, the Collateral and exercise all other rights, powers and remedies provided to Bank under the Credit Documents and applicable law; (f) it has no grounds for disputing the validity or enforceability of the Credit Documents or any of its obligations thereunder, or the validity, priority, enforceability or extent of

Bank's security interests in or liens against any item of Collateral;
(g) the principal and interest portion of the Obligations comprises the following:



                                Principal     Accrued Unpaid
                                as of         Interest
                                3/19/99       Thru 3/19/99     Total
                                ---------     --------------   -----
i.     Revolving Loan        $ 11,376,369.40  $60,882.75       $11,437,252.15
ii.    EPI First Term Loan        300,000.00    1,618.75           301,618.75
iii    EPI Second Term Loan       350,000.00    1,888.54           351,888.54
iv.    EPI Third Term Loan      1,112,000.00    6,000.17         1,118,000.17
                             ---------------  ----------       --------------
       Total at 3/19/99       $13 138,369.40   70,390.21       $13,208,759.61
                                               ---------


and (h) the balance of the Revolving Loan exceeds the Revolving Loan Borrowing Base in violation of Section 2.3(A) of the Loan Agreement. The portion of the balance of the Revolving Loan in excess of the Revolving Loan Borrowing Base is referred to herein as the "Overadvance."

     2. LIMITED FORBEARANCE. (a) During the Forbearance Period (defined hereinbelow) , so long as no Forbearance Event of Default shall have occurred and be continuing and subject to compliance by Borrowers with the terms and conditions of this letter agreement and the other Credit Documents, Bank hereby agrees that it shall (i) forbear in the exercise of its rights, powers and remedies afforded under the Credit Documents or applicable law, (ii) permit the balance of the Revolving Loan to exceed the Revolving Loan Borrowing Base by an amount not to exceed the Maximum Overadvance, and (iii) suspend the effectiveness of the Default Interest Provision and the Financial Covenants during the Forbearance Period. The "Forbearance Period" means the period commencing on the date this letter agreement becomes effective and ending on the earliest to occur of (i) the date of termination of the Forbearance Period pursuant to Section 5 of this letter agreement or otherwise, (ii) the date on which all of the Obligations have been paid in full and the Loan Agreement has been terminated, (iii) the date, if any, on which the Loan Agreement is further amended to extend the Forbearance period or otherwise modify the Bank's existing right to accelerate and immediately enforce payment of all Obligations, and in connection therewith, to immediately enforce its security interests in and liens on the Collateral and exercise all other rights, powers and remedies under the Credit Documents and applicable law, or (iv) June 30, 1999.

     (b) The Bank's forbearance is further expressly subject to and conditioned upon Borrowers' strict compliance with each and every term and provision of this letter agreement, and, except with respect to the Default Interest Provision and the Financial Covenants, Borrowers' strict compliance with each and every term and provision of the Credit Documents.

     3. CONDITIONS TO EFFECTIVENESS OF LETTER AGREEMENT. The effectiveness of this letter agreement and the Bank's forbearance herein shall be subject to and conditioned upon delivery of the following documents to Bank in form and substance satisfactory to Bank, and the fulfillment and satisfaction of the following terms and conditions:

     (a) Letter Agreement. Bank shall have received four (4) executed copies of this letter agreement executed by each Borrower;

     (b) Extension Fee. Borrowers shall have paid to Bank a fee (the "Extension Fee") in the amount of thirty thousand dollars ($30,000.00) in consideration of Bank's forbearance and other financial accommodations provided herein and under the Loan Agreement including, without limitation, the Overadvance, and also to reimburse Bank for Costs and Expenses incurred in connection with this Agreement, including legal fees and expenses;

     (c) Reaffirmation of Current. Bank shall have received an executed copy of a Reaffirmation of Guaranty in form and substance acceptable to Bank executed by William D. Feniger in respect of that certain Guaranty, dated November 4, 1990, executed by William D. Feniger in favor of the Bank; and

     (d) Other Documents. Bank shall have received from Borrowers such other documents and agreements as Bank may reasonably request.

     4. ADDITIONAL COVENANTS OF BORROWERS. Borrowers acknowledge, covenant and agree that:

     (a) Delivery of Financial Statements. Borrowers will furnish to Bank within 30 days after the end of each month, commencing with March 1999, in addition to the financial statements required at Section 7.1(I) (2) of the Loan Agreement, unaudited interim cash flow statements prepared in accordance with Generally Accepted Accounting Principles (excepting footnotes and subject to normal year-end adjustments) for such month, for each of Borrowers and their respective related affiliates, each certified by its chief financial officer that, to the best of his or her knowledge, such statements fairly present the results of operations of such Borrower for the period covered thereby.

     (b) Perfection Certificate. Bank shall have received from Borrowers on or before May 10, 1999, a Perfection Certificate in form and substance satisfactory to Bank certifying the identity and locations of each of the Borrowers and all locations of the Collateral;

     (c) Delivery of Other Financial Information. Borrowers will furnish to Bank, in addition to the information Borrowers already are obligated to deliver to Bank under the Loan Agreement, (i) a weekly report setting forth the amount of the Revolving Loan Borrowing Base, including the amount of Eligible Accounts (less the maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) , the amount of Eligible Inventory (stated at lower of cost or market value) , and such other information as may be necessary for calculation of the Revolving Loan Borrowing Base, and (ii) a weekly report, to be delivered to Bank no later than 2:00 p.m. EST the Wednesday following each week during the Forbearance Period, detailing the Inventory, including the location of all Inventory, and indicating the lower of cost or market value of all Inventory.

     (d) Revolving Loan Payments. The Current Defaults include the existence of the Overadvance. Borrowers shall reduce the amount of the Overadvance of this letter agreement) by paying on or prior to June 15, 1999, the sum of $50,000.00. The amount of the Maximum Overadvance shall be correspondingly reduced by $50,000.00 on June 15, 1999.

     (e) Inventory Audit/Equipment Appraisal. Bank has informed Borrowers that during the Forbearance Period, Bank intends to exercise its rights under
Section 4.5 of the Loan Agreement to inspect the Inventory and the Fixed Collateral. Borrowers acknowledge the Bank's right of inspection under Section
4.5 of the Loan Agreement. Borrowers further covenant and agree to instruct appropriate personnel to provide Bank (including without limitation, any third party auditors or appraisers retained by Bank or its counsel) access to all Inventory and Fixed Collateral locations and otherwise assist Bank and such other Persons with such physical inspection, including without limitation, identifying for Dank and such other Persons any personal property at any location of Borrowers that is not owned by Borrowers or that otherwise does not constitute Collateral. Borrowers further acknowledge, covenant and agree that all fees, costs and expenses Bank incurs in connection with such inspection and any audit report or appraisal prepared in connection with such inspection shall constitute Costs and Expenses. Bank shall make a copy of the last written report of any such audit or appraisal of the Collateral available for inspection by Borrowers.

     (f) Material Changes. Borrowers shall promptly provide Bank with written notice of all material changes in the business, properties, prospects, operations or condition (financial or otherwise) of any Borrower including, without limitation, information related to the sale or proposed sale of the capital stock or assets of any Borrower.

     (g) Continued Compliance. During the Forbearance Period, except as otherwise provided herein, Borrowers shall continue to perform and comply with each term, condition and provision of this letter agreement, the Loan Agreement and the other Credit Documents (including, without limitation, the monthly obligation to pay interest on the unpaid principal balance of the Revolving
Loan) and no Event of Default or Forbearance Event of Default shall occur under this letter agreement, the Loan Agreement or any other Credit Document.

     (h) Automatic Acceleration. Subject to Bank's rights under Section 5 of this letter agreement and Section 10 of the Loan Agreement, all outstanding obligations shall be due and payable in immediately available funds on June 30, 1999 and in the event that Bank does not receive such payment on June 30, 1999, Bank shall have the undisputed and absolute right to exercise and enforce all other rights, powers and remedies which may exist pursuant to the Credit Documents or under applicable law, all without further demand or notice or legal process of any kind, all of which are hereby waived by Borrowers.

          (i) Additional Deliveries. On or prior to May 10, 1999:

                     (i) any guarantor of the Obligations shall deliver to Bank personal financial statements showing his or her financial condition as of December 31, 1998, or a later date, as attested to by such guarantor;

                    (ii) Borrowers shall deliver to Bank a complete listing of all real property owned or occupied by any of Borrowers, and the respective Affiliates of any of them, which listing shall include or have attached to it the common address of each parcel of real property, a legal description of such real property, identity of the owner of such real property, identity of the occupant(s) of such real property, a copy of any lease(s) for such real property, a copy of any mortgages or other agreements, instruments or documents conveying or otherwise establishing a lien against such real property, and the identity of any Person known to hold a lien against such real property; and

                    (iii) Borrowers, Bank and the Depository Bank shall amend the existing Depository Agreement or enter into a new Depository Agreement to effect the purposes of Sections 5.1(A) and 5.1(C) of the Loan Agreement.

On or prior to May 10, 1999, Borrowers shall deliver to Bank cash flow projections that include elimination of the Overadvance and payoff of the DPI Term Notes. On or prior to Monday, May 10, 1999, Bank shall have received copies of the corporate resolution of each of Borrowers affirming and ratifying the execution and delivery of, and the consummation of the transactions contemplated by, this letter agreement and all other documents or instruments to be executed and delivered in conjunction herewith, certified by the Secretary of each Borrower as of the date of Borrowers' execution of this letter agreement as being in full force and effect without modification or amendment.


     (j) Insider Compensation. Borrowers shall not increase any salaries, benefits or other compensation payable to directors, officers or other salaried employees who are shareholders of any of Borrowers, creditors of any of Borrowers, or both (collectively, "Insiders") . Borrowers shall not pay any bonus or other discretionary compensation to Insiders. Borrowers shall pay only market rents with respect to any real estate in which Insiders have an ownership or other interest and that is leased to any of Borrowers.

     (k) Cooperation. Borrowers shall execute, deliver to and otherwise cooperate with Bank concerning any other agreements, instruments or other documents as may be required or as Dank may reasonably request to establish, acknowledge and perfect the Obligations and the liens and security interests of Bank in the Collateral.

     5. FORBEARANCE EVENTS OF DEFAULT. A Forbearance Event of Default shall mean the occurrence of any one or more of the following events:

     (a) Any of Borrowers shall fail to pay any of the Obligations when due under this letter agreement, the Loan Agreement (as amended hereby) or any of the other Credit Documents;

     (b) Borrowers shall flail to observe or perform any term, covenant or agreement binding on it contained in this letter agreement, or any agreement, instrument or document executed in connection herewith, subject to the same notice and ten (10) day cure period for non-monetary defaults as is set forth in
Section 10.1(C) of the Loan Agreement;

     (c) A material adverse change in the business, properties, prospects, condition (financial or otherwise), assets or results of operation of any of Borrowers shall have occurred after the date of Borrowers' execution of this letter agreement;

     (d) An Event of Default, other than the Current Defaults, shall have occurred and be continuing; or

     (e) Any instrument, document, report, schedule, agreement, representation or warranty, oral or written, made or delivered to Bank by any of Borrowers in connection with this letter agreement is untrue or incorrect in any material respect when made or delivered.

     Upon the occurrence of any Forbearance Event of Default, the Bank may immediately terminate the Forbearance Period; provided, however, that upon the occurrence of any Forbearance Event of Default described in Section 5(d) with respect to an Event of Default under subsections 10.1(H), (I) or (J) of the Loan Agreement, the Forbearance Period shall automatically terminate and all Obligations shall automatically become immediately due and payable, without notice or demand of any kind. Upon the termination or expiration of the Forbearance Period, Bank shall be entitled to exercise all of its rights, powers and remedies under the Credit Documents and applicable law, including, without limitation, the right to declare all of the Obligations to be immediately due and payable (if such Obligations are not otherwise automatically immediately due and payable as provided herein or in the Credit Documents) and to enforce its liens on, and security interests in, the Collateral. The occurrence of any Forbearance Event of Default shall constitute an Event of Default under the Loan Agreement.

     6. AMENDMENT TO CREDIT DOCUMENTS. Each of the parties hereto recognizes, acknowledges and agrees that this letter agreement shall constitute an amendment to the

Loan Agreement and a Credit Document, and shall be deemed to be a part of the Loan Agreement as if it were part of the same document. In addition to all other provisions of this letter agreement, the Loan Agreement is further specifically amended as follows:

     (a) The definition of the `Revolving Loan Borrowing Base" in Section 1.1 of the Loan Agreement is amended and restated in its entirety to read as follows:

     Revolving Loan Borrowing Base - Subject to the provisions of Section 2.2(2) hereof an amount equal to the sum of (a) eighty percent (80%) of the unpaid face amount of Eligible Accounts (less the maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) ; plus (b) fifty percent (50%) of the lesser of the cost (determined on a first-in, first-out basis) or market value of Eligible Inventory, such fifty percent of Eligible Inventory not to exceed the amount of $6,000,000.00; minus (c) the face amount of all Letters of Credit issued by Bank on behalf of any Borrower or Borrowers.

     (b) Section 2.3(A) of the Loan Agreement is amended by deleting the last line of such Section and inserting in lieu thereof the following:

     lesser of:

     (1) the Revolving Loan Borrowing Base plus the amount of the Maximum Overadvance, or

     (2)  $13,500,000.00

     The Maximum Overadvance shall be $1,552,918.69 through June 15, 1999, and $1,502,918.69 from June 15 through June 30, 1999.

     (c) Section 11 of the Loan Agreement is amended to add the following at the end of such Section:

     The relationship of Bank and Borrowers shall at all times be that of creditor and debtor and not as joint ventures or partners. Nothing contained herein or in any instrument, document or agreement delivered in connection herewith, the Loan Agreement or any of the other Credit Documents shall be deemed or construed to create a fiduciary relationship between or among the parties, provided that nothing contained in any of the foregoing shall constitute a waiver or release of the implied obligation of good faith and fair dealing, if any.

(d) Section 12.2 of the Loan Agreement is amended to: (i) insert the phrase "and whether prior or subsequent to the commencement of a case concerning any of Borrowers under title 11, United

States Code, 11 U.S.C. (S)(S) 101 et seq., and" between the comma and the word "regardless" in the second line of such Section and (ii) add the following sentence at the end of such Section:

     In addition to reasonable attorneys' fees, costs and expenses payable as set forth above, Borrowers shall pay or, if paid by Bank, reimburse Bank for all reasonable out-of-pocket fees, costs and expenses incurred by Bank arising out of or in any way related to the Obligations, the Collateral, the Credit Documents or the relationship between any of Borrowers and the Bank, whether or not Bank incurs such fees, costs and expenses before or after the commencement of a case concerning any of Borrowers under title 11, United States Code, 11 U.S.C. (S)(S) 101 et seq. ,including, without limitation, reasonable attorneys' fees, costs and expenses paid or incurred by Bank as set forth above, and, whether or not Bank employs counsel, any reasonable environmental consultant fees, costs and expenses paid or incurred by Bank in connection with evaluation of the Collateral and any other reasonable professional fees, costs and expenses paid or incurred by Bank in connection with auditing, appraising, evaluating or otherwise monitoring the Collateral or other credit support for the Obligations (all such fees, costs and expenses, hereinafter referred to as "Costs and Expenses") . All Costs and Expenses shall be due and payable immediately upon Borrowers' receipt of invoices from Bank reflecting the Costs and Expenses and Bank may (but shall not be required to) satisfy Borrowers obligation for such Costs and Expenses pursuant to Section 2.6 of the Loan Agreement.

     (e) Section 12.3 of the Loan Agreement is amended to add the following sentence at the end of such Section:

     Any obligation of Bank to forbear from exercise or enforcement of Bank's rights, powers and remedies under the Credit Documents or applicable law shall be set forth in a writing duly executed by Bank and Borrowers and shall be limited precisely as written and, except as expressly set forth in such writing, neither the fact of Bank's forbearance nor any other term or provision in such writing shall, or shall be deemed or construed to, (I) be a consent to any forbearance, waiver, amendment or modification of any term, provision or condition of any Credit Documents, (ii) affect, impair, operate as a waiver of, or prejudice any right, power or remedy which Bank may then or thereafter have pursuant to any Credit Documents or any other document, agreement, security agreement or instrument executed by any Person in connection with or related to the Credit Documents, or at law or in equity or by statute including, without limitation, with regard to any then existing or thereafter arising Event of Default, (iii) impose upon Bank any obligation, express or implied, to consent to any amendment or further modification of any Credit Documents, or (iv) be a consent to any waiver of any then existing Event of Default. Any such obligation of Bank to forbear shall remain subject to Bank's reservation of all rights, powers and remedies specifically given to it under the Credit Documents or applicable law.

           (f) Section 12.10 of the Loan Agreement is amended to designate the following address for any future notices:

     (A)  If to Bank, at:

          National Bank of Canada
          Suite 1100
          225 West Washington Street
          Chicago, IL 60606
          Attn:  Allen C. Balk

     with a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL 60601
          Attn:  John B. Griffith, Esq.

     (B)  If to Borrowers, at:

          Meridan National Corporation
          805 Chicago Street
          Toledo, OH 43611
          Attn:  William B. Feniger

     with a copy to:

          John W. Hilbert, II, Esq.
          Shumaker, Loop & Kendrick
          1000 Jackson Street
          Toledo, OH 43624

Notwithstanding Section 12.6 of the Loan Agreement, to the extent that any provisions of this letter agreement conflict with provisions of the Loan Agreement or other Credit Documents, the provisions of this letter agreement shall govern. Except as specifically set forth in this letter agreement, the Loan Agreement and all other Credit Documents shall remain unaltered and in full force and effect and the respective terms, conditions, representations and warranties, covenants and continuing agreements and miscellaneous provisions thereof are hereby in all respects ratified, confirmed and made applicable to this letter agreement.

     7. REPRESENTATIONS AND WARRANTIES Borrowers expressly reaffirm that each of the representations and warranties set forth in Section 6 of the Loan Agreement (except for any representation or warranty limited by its terms to a specific date or pertaining to a material adverse change) continues to be accurate and complete in all material respects, and hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this letter agreement. In addition, each of Borrowers represents and warrants that, except for the Current Defaults, no Event of Default has occurred and is continuing. All of Borrowers' representations and warranties in this letter agreement shall survive the execution, delivery and acceptance of this letter agreement by the parties hereto.

     8. RELEASE. Each of Borrowers for itself and any other Person who may claim an interest through such Borrower, hereby releases and discharges, with prejudice, Bank, its directors, officers, employees, agents, attorneys and representatives from any and every claim, right, cause, action, cause of action, damage, liability and other matter or proceeding arising from, relating to or in connection with any acts or omissions of Bank, its directors, officers, employees, agents, attorneys and representatives prior to the date of execution of this letter agreement. This provision shall survive and continue in full force and effect whether or not (i) each of Borrowers shall satisfy all other provisions of this letter agreement or the other Credit Documents, including payment in full by Borrowers of all Obligations, (ii) this letter agreement otherwise is terminated, or (iii) Bank's forbearance ceases or is terminated pursuant to Section 5 of this letter agreement.

     9. COUNTERPARTS. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10. INTEGRATION. This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof, except the agreements embodied in the Credit Documents (as modified herein)

     If the foregoing is acceptable to Borrowers, please have each of Borrowers execute in the places indicated below and deliver to Bank flour execution copies as provided in Section 3(a) above.

                                                       NATIONAL CANADA



                                                       By:  /s/ Allen C. Balk
                                                            -----------------
                                                       Title:  Vice President
                                                               and Manager

Acknowledged and Agreed this
10th day of May, 1999 by
the undersigned:


MERIDIAN NATIONAL CORPORATION                OTTAWA RIVER STEEL COMPANY



By:/s/ William D. Feniger                    By:/s/ William D. Feniger
   --------------------------                   ----------------------
Title:   President                           Title: President
      -----------------------                      -------------------

NATIONAL METAL PROCESSING, INC.              INTERSTATE METAL PROCESSING, INC.


By:/s/ William D. Feniger                    By:/s/ William D. Feniger
   ----------------------------                 ------------------------------
Title:   President                           Title: President
      -------------------------                    ---------------------------

PRECISE PAC, INC.                            MERIDIAN ENVIRONMENTAL
                                             SERVICES INC.


By:/s/ William D. Feniger                    By:/s/ William D. Feniger
   ----------------------------                 ------------------------------
Title:   President                           Title: President
      -------------------------                    ---------------------------

EPI TECHNOLOGIES, INC.                       ENVIRONMENTAL PURIFICATION
                                             INDUSTRIES COMPANY


By:/s/ William D. Feniger                    By:/s/ William D. Feniger
   ----------------------------                 ------------------------------
Title:   Vice-President                      Title: Vice-President
      -------------------------                    ---------------------------